Exhibit 99.1

Murphy USA Inc. Reports First Quarter 2025 Results

El Dorado, Arkansas, May 7, 2025 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months ended March 31, 2025.
Key Highlights:
•Net income was $53.2 million, or $2.63 per diluted share, in Q1 2025 compared to net income of $66.0 million, or $3.12 per diluted share, in Q1 2024.

•Total fuel contribution for Q1 2025 was 25.4 cpg, compared to 24.8 cpg in Q1 2024.

•Total retail gallons decreased 1.9%, and volumes on a same store sales ("SSS") basis declined 4.2%, in Q1 2025 compared to Q1 2024.

•Merchandise contribution dollars for Q1 2025 increased 2.3% to $195.9 million on average unit margins of 19.6%, compared to Q1 2024 contribution dollars of $191.6 million on unit margins of 19.2%.

•During Q1 2025, the Company repurchased approximately 321.1 thousand common shares for $151.2 million at an average price of $470.80 per share.

•The Company paid a quarterly cash dividend of $0.49 per share, or $1.96 per share on an annualized basis, on March 5, 2025, a 2.1% increase from December of 2024, for a total cash payment of $9.8 million.

•On April 7, 2025, the Company successfully completed a refinancing and upsize of both its revolving credit facility and its Term Loan B to extend maturities and provide additional liquidity for the next several years.

•On May 1, 2025, the Company announced a quarterly cash dividend of $0.50 per share, or $2.00 per share on an annualized basis, reflecting a 2% increase from the prior quarter. The dividend is payable on June 2, 2025, to stockholders of record as of May 12, 2025.

“Murphy USA’s Q1 results fell slightly short of internal expectations, but all in all, the business performed admirably despite a 2% comparison headwind from temporal factors including the timing of Leap Day and the Easter holiday along with the relative severity of storms,” said President and CEO Andrew Clyde. “While Retail fuel margins grew by 2 cents year-over-year, in-line with expectations given a flatter price environment in the first quarter of 2025, supply margins were lower than expected due to the oversupplied product market. Continued share gains in all nicotine and most center of store categories, including Packaged Beverages, Candy and General Merchandise, should help drive results through the rest of the year. As always, we remain focused on cost discipline, as evidenced by lower Q1 G&A expense, and our long-term capital allocation strategy built around new store growth, business improvements, and consistent share repurchase.”

Consolidated Results

	Three Months Ended March 31,
Key Operating Metrics	2025	2024
Net income (loss) ($ Millions)	$53.2	$66.0
Earnings per share (diluted)	$2.63	$3.12
Adjusted EBITDA ($ Millions)	$157.4	$164.3

Contribution for both fuel and merchandise were higher in the current quarter compared to the prior year quarter. In addition, lower general and administrative expenses and lower income taxes benefited the current period. These benefits were more than offset by higher store operating expenses, higher depreciation and amortization, and higher interest expense which resulted in lower Net income for Q1 2025 versus the prior-year. Adjusted EBITDA was lower in the current-year quarter by $6.9 million.

Fuel

	Three Months Ended March 31,
Key Operating Metrics	2025	2024
Total retail fuel contribution ($ Millions)	$267.7	$250.0
Total PS&W contribution ($ Millions)	(15.3)	6.7
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	34.9	29.4
Total fuel contribution ($ Millions)	$287.3	$286.1
Retail fuel volume - chain (Million gal)	1,131.2	1,153.1
Retail fuel volume - per store (K gal APSM)[1]	221.3	230.1
Retail fuel volume - per store (K gal SSS)[2]	220.1	227.3
Total fuel contribution (cpg)	25.4	24.8
Retail fuel margin (cpg)	23.7	21.7
PS&W including RINs contribution (cpg)	1.7	3.1

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2024 amounts not revised for 2025 raze-and-rebuild activity

Total fuel contribution dollars of $287.3 million increased $1.2 million, or 0.4%, in Q1 2025 compared to Q1 2024 due to higher total fuel contribution margins partially offset by lower retail volumes sold during the quarter. Retail fuel contribution dollars increased $17.7 million, or 7.1%, to $267.7 million compared to Q1 2024 due to higher retail fuel margins partially offset by lower volumes sold. For Q1 2025, retail fuel margins were 23.7 cpg, a 9.2% increase versus the prior-year quarter, and overall retail volumes were 1.9% lower compared to the prior-year quarter. PS&W contribution including RINs decreased $16.5 million when compared to Q1 2024, primarily due to timing and pricing impacts related to market conditions.

Merchandise

	Three Months Ended March 31,
Key Operating Metrics	2025	2024
Total merchandise contribution ($ Millions)	$195.9	$191.6
Total merchandise sales ($ Millions)	$999.4	$1,000.7
Total merchandise sales ($K SSS)[1,2]	$192.4	$195.0
Merchandise unit margin (%)	19.6%	19.2%
Nicotine contribution ($K SSS)[1,2]	$18.5	$18.3
Non-nicotine contribution ($K SSS)[1,2]	$19.9	$19.5
Total merchandise contribution ($K SSS)[1,2]	$38.4	$37.8

[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Total merchandise contribution increased $4.3 million, or 2.3%, to $195.9 million in Q1 2025 compared to the prior-year quarter, due primarily to higher merchandise contribution margins. Total nicotine contribution dollars increased 2.8% and non-nicotine contribution dollars increased 1.9% in Q1 2025 compared to Q1 2024. Total merchandise contribution increased 1.0% on a SSS basis in Q1 2025 compared to the prior-year quarter.

Other Areas

	Three Months Ended March 31,
Key Operating Metrics	2025	2024
Total store and other operating expenses ($ Millions)	$266.1	$252.1
Store OPEX excluding payment fees and rent ($K APSM)	$35.1	$33.2
Total SG&A cost ($ Millions)	$60.1	$62.1

Total store and other operating expenses were $14.0 million higher in Q1 2025 versus Q1 2024, mainly due to higher employee related expenses and maintenance costs at existing stores combined with increases in net new store operating expenses. Store OPEX excluding payment fees and rent on an APSM basis were 5.7% higher versus Q1 2024, primarily attributable to increased employee related expenses and maintenance costs. Total SG&A costs for Q1 2025 were $2.0 million lower than Q1 2024, primarily due to lower professional fees and employee related costs, partially offset by higher incentive costs in the period.

Store Openings

The tables below reflect changes in our store portfolio in Q1 2025:

Net Change in Q1 2025	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	8	—	8
Closed	(2)	(2)	(4)
Net change	6	(2)	4

Raze-and-rebuilds reopened in Q1*	—	—	—

Under Construction at End of Q1
NTI	13	1	14
Raze-and-rebuilds*	17	—	17
Total under construction at end of Q1	30	1	31

Store count at March 31, 2025*	1,607	154	1,761

*Store counts include raze-and-rebuild stores

Financial Resources

	As of March 31,
Key Financial Metrics	2025	2024
Cash and cash equivalents ($ Millions)	$49.4	$56.7
Marketable securities, current ($ Millions)	$—	$6.1
Marketable securities, non-current ($ Millions)	$—	$4.5
Long-term debt, including finance lease obligations ($ Millions)	$1,974.2	$1,783.1

Cash balances as of March 31, 2025 totaled $49.4 million. Long-term debt consisted of approximately $299.0 million in carrying value of 5.625% senior notes due in 2027, $496.6 million in carrying value of 4.75% senior notes due in 2029, $495.5 million in carrying value of 3.75% senior notes due in 2031, and $377.6 million of term debt, combined with approximately $105.5 million in long-term finance leases. In addition, long-term debt included $200.0 million in outstanding borrowings on our revolving credit facility as of March 31, 2025.

Subsequent to quarter end, the Company successfully completed a refinancing and upsizing of both its revolving credit facility and Term Loan B. The revolver, now maturing in April 2030, was increased from $350 million to $750 million in capacity while the Term Loan B, now maturing in April 2032, was increased from its remaining $384 million to $600 million. Proceeds generated from the incremental Term Loan B issuance were used to pay down the outstanding revolver balance at closing.

	Three Months Ended March 31,
Key Financial Metric	2025	2024
Average shares outstanding (diluted) (in thousands)	20,204	21,162

At March 31, 2025, the Company had common shares outstanding of 19,761,644. Common shares repurchased during the quarter were approximately 321.1 thousand shares for $151.2 million. As of March 31, 2025, approximately $787.8 million remained available under the existing $1.5 billion 2023 authorization.

The effective income tax rate was approximately 14.1% for Q1 2025 compared to 19.4% in Q1 2024. The rate for the quarter is lower due to excess tax benefits related to share-based compensation and recognition of benefits associated with Federal energy tax credits.

The Company paid a quarterly cash dividend on March 5, 2025 of $0.49 per share, or $1.96 per share on an annualized basis, a 2.1% increase from December of 2024, for a total cash payment of $9.8 million.

* * * * *

Earnings Call Information
The Company will host a conference call on May 8, 2025 at 10:00 a.m. Central Time to discuss first quarter 2025 results. The call can be accessed via webcast through the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend via webcast, the conference call number is 1 (888) 330-2384 and the conference ID number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving international trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Millions of dollars, except share and per share amounts)	2025	2024
Operating Revenues
Petroleum product sales[1]	$3,489.8	$3,811.7
Merchandise sales	999.4	1,000.7
Other operating revenues	36.2	31.3
Total operating revenues	4,525.4	4,843.7

Operating Expenses
Petroleum product cost of goods sold[1]	3,238.3	3,556.1
Merchandise cost of goods sold	803.5	809.1
Store and other operating expenses	266.1	252.1
Depreciation and amortization	68.2	58.7
Selling, general and administrative	60.1	62.1
Accretion of asset retirement obligations	0.9	0.8
Total operating expenses	4,437.1	4,738.9

Gain (loss) on sale of assets	(0.3)	0.4
Income (loss) from operations	88.0	105.2

Other income (expense)
Investment income (expense)	(0.1)	1.2
Interest expense	(25.4)	(24.9)
Other nonoperating income (expense)	(0.6)	0.4
Total other income (expense)	(26.1)	(23.3)

Income before income taxes	61.9	81.9
Income tax expense (benefit)	8.7	15.9
Net Income	$53.2	$66.0

Basic and Diluted Earnings Per Common Share
Basic	$2.67	$3.17
Diluted	$2.63	$3.12
Weighted-average Common shares outstanding (in thousands):
Basic	19,929	20,814
Diluted	20,204	21,162
Supplemental information:
[1]Includes excise taxes of:	$551.8	$558.8

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended March 31,
Marketing Segment	2025	2024

Operating Revenues
Petroleum product sales	$3,489.8	$3,811.7
Merchandise sales	999.4	1,000.7
Other operating revenues	36.1	31.2
Total operating revenues	4,525.3	4,843.6

Operating expenses
Petroleum products cost of goods sold	3,238.3	3,556.1
Merchandise cost of goods sold	803.5	809.1
Store and other operating expenses	266.0	252.1
Depreciation and amortization	61.5	54.9
Selling, general and administrative	60.1	62.1
Accretion of asset retirement obligations	0.9	0.8
Total operating expenses	4,430.3	4,735.1

Gain (loss) on sale of assets	(0.3)	(0.1)
Income (loss) from operations	94.7	108.4

Other income (expense)
Interest expense	(1.9)	(2.1)
Total other income (expense)	(1.9)	(2.1)

Income (loss) before income taxes	92.8	106.3
Income tax expense (benefit)	13.7	20.8
Net income (loss) from operations	$79.1	$85.5

Total nicotine sales revenue same store sales[1,2]	$123.1	$126.2
Total non-nicotine sales revenue same store sales[1,2]	69.3	68.8
Total merchandise sales revenue same store sales[1,2]	$192.4	$195.0
[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,761	1,733
Total store months during the period	5,259	5,164

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended
	March 31, 2025
	SSS[1]	APSM[2]
Retail fuel volume per month	(4.2%)	(3.9%)

Merchandise sales	(1.6%)	(1.9%)
Nicotine sales	(1.5%)	(2.5%)
Non-nicotine sales	(1.8%)	(0.9%)

Merchandise margin	1.0%	0.4%
Nicotine margin	2.8%	0.9%
Non-nicotine margin	(0.6%)	—%
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2024 for the stores being compared in the 2025 versus 2024 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. The QuickChek results for Q1 2025 and 2025 year-to-date covers period December 28, 2024 to March 28, 2025. The QuickChek results for Q1 2024 and the 2024 year-to-date covers period December 30, 2023 to March 29, 2024. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$49.4	$47.0
Accounts receivable—trade, less allowance for doubtful accounts of $0.7 and $0.3 at 2025 and 2024, respectively	272.1	268.5
Inventories, at lower of cost or market	364.4	401.6
Prepaid expenses and other current assets	30.5	31.0
Total current assets	716.4	748.1
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,988.5 and $1,931.4 at 2025 and 2024, respectively	2,808.1	2,813.2
Operating lease right of use assets, net	490.3	492.9
Intangible assets, net of amortization	139.5	139.5
Goodwill	328.0	328.0
Other assets	20.2	19.9
Total assets	$4,502.5	$4,541.6

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.6	$15.7
Trade accounts payable and accrued liabilities	855.6	874.4
Income taxes payable	20.6	57.8
Total current liabilities	891.8	947.9

Long-term debt, including capitalized lease obligations	1,974.2	1,832.7
Deferred income taxes	342.0	343.4
Asset retirement obligations	49.3	49.1
Non-current operating lease liabilities	494.4	496.3
Deferred credits and other liabilities	31.2	32.1
Total liabilities	3,782.9	3,701.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2025 and 2024, respectively)	0.5	0.5
Treasury stock (27,005,520 and 26,750,846 shares held at
2025 and 2024, respectively)	(3,534.1)	(3,391.3)
Additional paid in capital (APIC)	466.5	487.5
Retained earnings	3,786.7	3,743.4
Total stockholders' equity	719.6	840.1
Total liabilities and stockholders' equity	$4,502.5	$4,541.6

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(Millions of dollars)	2025	2024
Operating Activities
Net income	$53.2	$66.0
Adjustments to reconcile net income (loss) to net cash provided (required) by operating activities
Depreciation and amortization	68.2	58.7
Deferred and noncurrent income tax charges (benefits)	(1.4)	(0.5)
Accretion of asset retirement obligations	0.9	0.8
Amortization of discount on marketable securities	—	(0.1)
(Gains) losses from sale of assets	0.3	(0.4)
Net (increase) decrease in noncash operating working capital	0.3	4.2
Other operating activities - net	7.0	7.3
Net cash provided (required) by operating activities	128.5	136.0
Investing Activities
Property additions	(87.8)	(76.2)
Proceeds from sale of assets	0.3	1.0
Redemptions of marketable securities	—	1.0
Other investing activities - net	(0.2)	(0.7)
Net cash provided (required) by investing activities	(87.7)	(74.9)
Financing Activities
Purchase of treasury stock	(150.0)	(86.4)
Dividends paid	(9.8)	(8.8)
Borrowings of debt	670.0	—
Repayments of debt	(530.0)	(3.9)
Amounts related to share-based compensation	(18.6)	(23.1)
Net cash provided (required) by financing activities	(38.4)	(122.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	2.4	(61.1)
Cash, cash equivalents and restricted cash at beginning of period	47.0	117.8
Cash, cash equivalents and restricted cash at end of period	$49.4	$56.7

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three months ended March 31, 2025 and 2024. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Millions of dollars)	2025	2024

Net income	$53.2	$66.0

Income tax expense (benefit)	8.7	15.9
Interest expense, net of investment income	25.5	23.7
Depreciation and amortization	68.2	58.7
EBITDA	$155.6	$164.3

Accretion of asset retirement obligations	0.9	0.8
(Gain) loss on sale of assets	0.3	(0.4)
Other nonoperating (income) expense	0.6	(0.4)
Adjusted EBITDA	$157.4	$164.3